EMTEC GLOBAL SERVICES, LLC

INCENTIVE BONUS PLAN

FOR EMPLOYEES OF EBAS, AVEEVA AND AVIANCE

1. PURPOSE. This Plan is established to promote the growth, performance and financial success of eBusiness Application Solutions, Inc. ("eBAS"), Aveeva, Inc., ("Aveeva", and together with eBAS, the "Companies") and Aviance Software, Inc. ("Aviance") by providing select employees of the Companies and Aviance with the opportunity to earn additional compensation in the form of an annual bonus based on the Companies' achievement of certain performance targets.

2. DEFINITIONS. The following terms as used herein shall have the meanings set forth in this Section 2:

2.1. "Aggregate EBITDA Level 1 Target" means $11,585,000.

2.2. "Aggregate EBITDA Level 2 Target" means $17,013,000.

2.3. "Bonus" means, with respect to any Measurement Period, the total cash award available for distribution to Participants pursuant to the terms of the Plan.

2.4. "Closing Date" means the closing of the transactions contemplated by the Stock Purchase Agreement between Emtec Global Services, LLC ("EGS"), eBAS, Aveeva and Jessica Chopra (the "Seller"), dated as of August 13, 2008 (the "Purchase Agreement").

2.5. "EBITDA" means net income before interest, income taxes, depreciation and amortization of the Companies.

2.6. "Level 1 Bonus" means $666,666.66.

2.7. "Level 2 Bonus" means $333,333.33.

2.8. "Level 1 Bonus Payments" means the aggregate of any and all payments of the Level 1 Bonus.

2.9. "Level 2 Bonus Payments" means the aggregate of any and all payments of the Level 2 Bonus.

2.10. "Measurement Period" means each of the three (3) consecutive twelve month periods beginning on the first day of the month following the Closing Date (the "Bonus Start Date") and ending on the day before the third anniversary of the Bonus Start Date. For clarification purposes, the "First Measurement Period" begins on the Bonus Start Date and ends

on the day before the first anniversary of the Bonus Start Date, the "Second Measurement Period" begins on the first anniversary of the Bonus Start Date and ends on the day before the second anniversary of the Bonus Start Date, and the "Third Measurement Period" begins on the second anniversary of the Bonus Start Date and ends on the day before the third anniversary of the Bonus Start Date (collectively, the "Measurement Periods").

2.11. "Participant" means, with respect to any Measurement Period, those employees of eBAS, Aveeva or Aviance whom the Seller (or her designee) and the Chief Executive Officer of EGS (or his designee) mutually agree shall participate in the Plan.

2.12. "Plan" means the Emtec Global Services, Inc Incentive Bonus Plan for Employees of eBAS, Aveeva and Aviance.

2.13. "Total Level 1 Bonus" means $2,000,000.

2.14. "Total Level 2 Bonus" means $1,000,000.

3. ELIGIBILITY. All employees of eBAS, Aveeva and Aviance shall be eligible to participate in the Plan. Notwithstanding the foregoing, the Seller shall not be eligible to participate in the Plan.

4. THE BONUS.

4.1. Calculation of the Bonus. Subject to the terms and conditions of this Section 4, the Bonus under the Plan for:

(a) the First Measurement Period shall be determined as follows: (i) if EBITDA on the last day of the First Measurement Period equals or exceeds $3,500,000 (the "First Measurement Period Level 1 EBITDA Target"), the Bonus shall equal the Level 1 Bonus and (ii) if EBITDA on the last day of the First Measurement Period exceeds $5,140,000 (the "First Measurement Period Level 2 EBITDA Target"), the Bonus shall equal 50% of the amount by which EBITDA on the last day of the First Measurement Period exceeds the First Measurement Period Level 2 EBITDA Target; provided that such Bonus shall (x) not exceed the Level 2 Bonus and (y) be paid in addition to the Level 1 Bonus;

(b) the Second Measurement Period shall be as follows: (i) if EBITDA on the last day of the Second Measurement Period equals or exceeds $3,850,000 (the "Second Measurement Period Level 1 EBITDA Target"), the Bonus shall be equal to the Level 1 Bonus and (ii) if EBITDA on the last day of the Second Measurement Period equals or exceeds $5,654,000 (the "Second Measurement Period Level 2 EBITDA Target"), the Bonus shall equal 50% of the amount by which EBITDA on the last day of the Second Measurement Period exceeds the Second Measurement Period Level 2 EBITDA Target; provided that such Bonus shall (x) not exceed the Level 2 Bonus and (y) be paid in addition to the Level 1 Bonus; and

(c) the Third Measurement Period shall be as follows: (i) if EBITDA on the last day of the Third Measurement Period equals or exceeds $4,235,000 (the "Third Measurement Period Level 1 EBITDA Target"), the Bonus shall equal the Level 1 Bonus and (ii) if EBITDA on the last day of the Third Measurement Period equals or exceeds $6,219,000 (the "Third Measurement Period Level 2 EBITDA Target"), the Bonus shall equal 50% of the amount by which EBITDA on the last day of the Third Measurement Period exceeds the Third Measurement Period Level 2 EBITDA Target; provided that such Bonus shall (x) not exceed the Level 2 Bonus and (y) be paid in addition to the Level 1 Bonus.

4.2. Level 1 Bonus Adjustment. Notwithstanding anything contained herein to the contrary, if any of the First Measurement Period Level 1 EBITDA Target, the Second Measurement Period Level 1 EBITDA Target, or the Third Measurement Period Level 1 EBITDA Target was not achieved at the end of the applicable Measurement Period but the aggregate EBITDA for all of the Measurement Periods as of the last day of the Third Measurement Period equals or exceeds the Aggregate EBITDA Level 1 Target, the Bonus with respect to the Third Measurement Period shall be increased by the difference between (i) the Total Level 1 Bonus and (ii) the Level 1 Bonus Payments made under the Plan as of such date.

4.3. Level 2 Bonus Adjustment. Notwithstanding anything contained herein to the contrary, if the full amount of the Level 2 Bonus for any Measurement Period was not achieved but the aggregate EBITDA for all of the Measurement Periods as of the last day of the Third Measurement Period exceeds the Aggregate EBITDA Level 2 Target, the Bonus with respect to the Third Measurement Period shall be increased by 50% of the difference between (i) the amount by which the aggregate EBITDA for all of the Measurement Periods as of the last day of the Third Measurement Period exceeds the Aggregate EBITDA Level 2 Target and (ii) the Level 2 Bonus Payments made under the Plan as of such date; provided that such increase under this Section 4.3 shall not exceed the difference between (a) the Total Level 2 Bonus and (b) the Level 2 Bonus Payments made under the Plan as of such date.

4.4. Maximum Aggregate Bonus. Notwithstanding anything contained herein to the contrary, in no event shall the aggregate amount of all Bonuses paid under the Plan exceed $3,000,000.

4.5. Allocation and Payment of the Bonus. The Bonus, if any, with respect to each Measurement Period shall be initially allocated as set forth on Exhibit 1, with the criteria for distribution of the Bonus, if any, within each "group" set forth on Exhibit 1 to be mutually agreed upon by the Chief Executive Officer of EGS (or his designee) and the Seller (or her designee). Such allocation, as well as such criteria, may be subsequently modified by mutual agreement between the Seller (or her designee) and the Chief Executive Officer of EGS (or his designee). With respect to each Measurement Period, the Seller (or her designee) and the Chief Executive Officer of EGS (or his designee) shall determine, by mutual agreement, the portion of the Bonus, if any, that will be distributed to each Participant. Distribution of the Bonus to Participants shall occur on the date on which the Seller receives payment under Section 2.3 of the Earn Out (attached as Exhibit A to the Purchase Agreement) with respect to such

Measurement Period; provided, however, that no Participant shall be entitled to receive a Bonus unless such Participant is employed by, or providing services to, either of the Companies or Aviance on the applicable Bonus payment date.

4.6. Right of Offset. In accordance with the terms of the Purchase Agreement and notwithstanding anything contained herein to the contrary, the amount or payment of the Bonus with respect to any Measurement Period may, in the sole discretion of the Chief Executive Officer of EGS (or his designee), be reduced or suspended to the extent that EGS has a claim for indemnity against the Seller under the Purchase Agreement or otherwise with respect to the transactions contemplated by the Purchase Agreement.

5. ADMINISTRATION. The Chief Executive Officer of EGS (or his designee) shall designate the individuals who will be responsible for administering the Plan (the "Management"). Subject to the provisions of the Plan, Management shall have the exclusive authority, in its sole discretion, to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, and to make any other determinations which it believes necessary or advisable for the administration of the Plan. Except as otherwise provided herein, determinations by Management shall be final, conclusive and binding on all parties with respect to all matters relating to the Plan.

6. SETTLEMENT OF DISPUTES. Notwithstanding anything contained herein to the contrary, if the Chief Executive Officer of EGS (or his designee) and the Seller (or her designee) can not reach a mutual agreement on any matter under the Plan that requires the mutual agreement of such individuals or the consent of the non-acting party, then the Chief Executive Officer of EGS (or his designee) or the Seller (or her designee) may bring such matter before the board of directors of eBAS (the "eBAS Board") which shall, by majority vote (with such vote to be conducted in a manner acceptable to the Management), make such determination. Any such determination by the eBAS Board shall be final, conclusive and binding on all parties.

7. NONALIENATION OF BENEFITS. No Bonus or rights of any Participant hereunder shall be subject to the claim of any creditor. In particular, to the fullest extent permitted by law, all such Bonuses and rights shall be free from attachment, garnishment, or any other legal or equitable process available to any creditor of the Participant. The Participant shall not have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the payments which he or she may expect to receive, contingently or otherwise, under this Plan.

8. FUNDING. The Plan shall be entirely unfunded at all times and no provision shall be made with respect to segregating assets of EGS, the Companies or Aviance for payment of any benefit hereunder at any time. No Participant or other person shall have any interest in any particular assets of EGS, the Companies or Aviance by reason of the right to receive a benefit under the Plan and any such Participant or other person shall have only the rights of a general unsecured creditor of EGS, the Companies or Aviance with respect to any rights under the Plan.

9. AMENDMENT AND TERMINATION. Notwithstanding anything contained herein to the contrary, the Plan may be amended by the Chief Executive Officer of EGS (or his designee)

with the consent of the Seller (or her designee). The Plan shall terminate on the third anniversary of the Bonus Start Date; provided, however, that if a Bonus is earned with respect to the Third Measurement Period, the Plan shall terminate upon the full payment of such Bonus.

10. NO CONTRACT OF EMPLOYMENT. Nothing contained herein shall be construed as conferring upon any person the right to be employed by, or providing services to, either of the Companies or Aviance or to continue in the employ or other service of either of the Companies or Aviance.

11. APPLICABLE LAW. The Plan shall be construed and administered under the laws of the State of Delaware, to the extent not inconsistent with applicable Federal law.

[Signature Page Follows]

IN WITNESS WHEREOF, EGS has caused its duly authorized officer to execute this Plan as of the 13th day of August, 2008.

EMTEC GLOBAL SERVICES, LLC

By: ______________________________
Dinesh Desai

EXHIBIT 1

BONUS ALLOCATION

Group	Percentage	Criteria (subject to adjustment)
Recruiting	20%	OPEN ITEM - TO BE DETERMINED BY DINESH AND JESSICA
Training	20%	
Marketing	40%	
Discretionary	20%	